Exhibit 10.14

THOMAS K. MCGOWAN
NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this “Agreement”) is entered into as of August 16, 2004 by and between Kite Realty Group Trust, a Maryland real estate investment trust (the “Company”) and Thomas K. McGowan (the “Executive”).

WHEREAS, the Company and Kite Realty Group, L.P., a Delaware limited partnership, of which the Company is the general partner (the “Operating Partnership”), are engaging in various related transactions pursuant to which, among other things, (i) the Operating Partnership will acquire interests in various entities that own or lease real estate properties in which certain persons affiliated with the Company (including the Executive) have interests, (ii) the Company will acquire indirect interests in certain service companies currently owned by persons affiliated with the Company, and (iii) the Company will effect an initial public offering of its common shares and contribute the proceeds therefrom for a like number of units of partnership interest in the Operating Partnership (the “Kite IPO,” and together with the other transactions described above, the “Kite IPO Transactions”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Executive are entering into an Employment Agreement dated as of the date hereof, pursuant to which, among other things, the Company has agreed to employ the Executive, and the Executive has agreed to be employed by the Company, in accordance with the terms thereof (the “Employment Agreement”); and

WHEREAS, the Company and the Executive agree that, as part of the Kite IPO Transactions, the Executive will not engage in competition with the Company and will refrain from taking certain other actions pursuant to the terms and conditions hereof in an effort to protect the Company’s legitimate business interests and goodwill and for other business purposes.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.                                       Noncompetition.  The Executive agrees with the Company that for the longer of (i) the three-year period beginning on the date of this Agreement  or (ii) the period during which the Executive is employed by the Company (or any successor thereto) or its subsidiaries or Affiliates (as defined in the Employment Agreement) (collectively, the “REIT”), and for one year thereafter (the “Restricted Period”), the Executive will not, (a) directly or indirectly, engage in any business involving real property development, construction, acquisition, ownership or operation, whether such business is conducted by the Executive individually or as a principal, partner, member, stockholder, director, trustee, officer, employee or independent contractor of any Person (as defined below) or (b) own any interests in real property which are competitive, directly or indirectly, with any business carried on by the REIT; provided, however, that this Section 1 shall not be deemed to prohibit any of the following:  (I) any of the real estate (and real estate-related) activities listed on Schedule A hereto, the Executive’s ownership, marketing, sale, transfer or exchange of any of the Executive’s interests in any of the properties or entities listed on Schedule A hereto or any other permitted activities listed on Schedule A hereto, (II) the direct or indirect ownership by the Executive of up to five percent of the outstanding equity interests of any public company, (III) any activities with respect to residential real estate and (IV) a direct or indirect passive ownership by the Executive of equity or similar ownership interests of any corporation, partnership, limited liability company, joint venture, association or other entity that is not a public company, provided that the Executive is not involved in the management or operation of such Person or its business (as a director, trustee, officer, employee or otherwise) and such Person does not engage, directly or indirectly, in (x) the development, construction, acquisition, ownership or operation of neighborhood and community shopping centers or (y) any other business or enterprise in competition with any material business activities of the REIT.  Notwithstanding the foregoing, during the one-year “tail” period included in the Restricted Period, the restrictions set forth in this Section 1 shall apply only within the following “Restricted Areas”: (A) the states of Indiana, Florida and Texas; (B) the area within a 10-mile radius of any property owned or leased by the REIT, as of the date of the Executive’s termination of employment; (C) each county in each state in which the REIT owns or leases property as of the date of the Executive’s termination of employment; and (D) in any state in which the REIT owns or leases at least five properties as of the date of the Executive’s termination of employment, the area within a 50-mile radius of any property owned or leased by the REIT, as of the date of the Executive’s termination of employment.  For purposes of this Agreement, “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

2.                                       Nonsolicitation. The Executive agrees with the Company that for the longer of (i) the three-year period beginning on the date of this Agreement or (ii) the period during which the Executive is employed by the REIT, and for two years thereafter, such Executive will not (a) directly or indirectly solicit, induce or encourage any employee or independent contractor to terminate their employment with the REIT or to cease rendering services to the REIT, and the Executive shall not initiate discussions with any such Person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other Person, or (b) hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of the REIT (or any predecessor thereof) within one year of the termination of such employee’s or independent contractor’s employment or other service with the REIT.

3.                                       Reasonable and Necessary Restrictions.  The Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including, without limitation, the Restricted Area, the Restriction Period and the restriction period set forth in Section 2, are reasonable, fair and equitable in terms of duration, scope and geographic area, are necessary to protect the legitimate business interests of the REIT, and are a material inducement to the Company to enter into this Agreement and the Employment Agreement.

4.                                       Specific Performance.  The Executive acknowledges that the obligations undertaken by such Executive pursuant to this Agreement are unique and that the Company likely will have no adequate remedy at law if the Executive shall fail to perform any of such Executive’s obligations hereunder, and the Executive therefore confirms that the Company’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Company.  Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by the Executive, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Executive.  The Executive hereby acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising such remedies, and the Executive hereby waives any such requirement or condition.

5.                                       Miscellaneous Provisions.

(a)                                  Assignment; Binding Effect.  This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business or to any subsidiary or Affiliate of the Company and will inure to the benefit of and be binding upon any such successor.  Subject to the foregoing provisions restricting assignment, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, assigns, heirs, and personal representatives.

(b)                                 Entire Agreement.  This Agreement, together with the Employment Agreement, constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior oral or written agreements, commitments and understandings among the parties with respect to the matters set forth herein.  This Section 5(b) shall not be used to limit or restrict the rights or remedies, whether express or implied, of any noncompetition or nonsolicitation policies of the REIT applicable to the Executive.

(c)                                  Amendment.  Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

(d)                                 Waivers.  No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument.  Neither the waiver by either of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

(e)                                  Severability.  If fulfillment of any provision of this Agreement, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect. Notwithstanding the foregoing, in the event that the restrictions against engaging in competitive activity contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive or unreasonable in any other respect, the Agreement shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action and the court may limit the application of any other provision or covenant, or modify any such term, provision or covenant and proceed to enforce this Agreement as so limited or modified.  To the extent necessary, the parties shall revise the Agreement and enter into an appropriate amendment to the extent necessary to implement any of the foregoing.

(f)                                    Governing Law; Jurisdiction.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Indiana, but not including the choice-of-law rules thereof.

(g)                                 Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

(h)                                 Executive’s Acknowledgement. The Executive acknowledges (i) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

(i)                                     Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been delivered (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid or (iii) one business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express), to the following addresses:

(i)                                     if to the Executive, to the address set forth in the records of the Company

(ii)                                  if to the Company

Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, IN  46204

Attn: Daniel R. Sink

Telecopy No.: (317) 577-5605

with copies in either case (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

555 13th Street, NW

Washington, DC 20004

Attention:  David W. Bonser, Esq.

Facsimile:  (212) 637-5910

and

Barnes & Thornburg LLP

11 South Meridian

Indianapolis, IN  46204

Attention:  Robert D. MacGill, Esq.

Facsimile:  (317) 231-7433

(j)                                     Execution in Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf, as of the date first set forth above.

THE EXECUTIVE:

/s/ THOMAS K. MCGOWAN
THOMAS K. MCGOWAN

THE COMPANY:

KITE REALTY GROUP TRUST

By:	/s/ JOHN A. KITE
Name:	John A. Kite
Title:	President and Chief Executive Officer

SCHEDULES TO THE NONCOMPETITION AGREEMENT*

Schedule A	Excluded Activities, Properties and Interests

*     The registrant agrees to furnish, supplementally, a copy of omitted Schedule A upon request.